UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A
(Amendment No. 1)

Under the Securities Exchange Act of 1934

SeNDGRID, Inc.

(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE

(Title of Class of Securities)

816883102

(CUSIP Number)

december 31, 2018

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 816883102	Page 2 of 9 Pages

1.	Name of Reporting Persons Highway 12 Venture Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Highway 12 Venture Fund II, L.P. (“Fund II”), Highway 12 Venture Fund II-B, L.P. (“Fund II-B”), Highway 12 Capital Partners II, LLC (“Partners II”), Highway 12 Ventures II, Inc. (“Ventures II”) and Mark Solon (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 816883102	Page 3 of 9 Pages

1.	Name of Reporting Persons Highway 12 Venture Fund II-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

(1) The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 816883102	Page 4 of 9 Pages

1.	Name of Reporting Persons Highway 12 Capital Partners II, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

(1) The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 816883102	Page 5 of 9 Pages

1.	Name of Reporting Persons Highway 12 Ventures II, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Idaho
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

(1) The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 816883102	Page 6 of 9 Pages

1.	Name of Reporting Persons Mark Solon
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) IN

(1) The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 816883102	Page 7 of 9 Pages
Item 1(a)	Name of Issuer

SendGrid, Inc.

Item 1(b)	Address of Issuer's Principal Executive Offices

1801 California Street

Suite 500

Denver, CO 80202

Item 2(a)	Name of Person Filing

Highway 12 Venture Fund II, L.P.

Highway 12 Venture Fund II-B, L.P.

Highway 12 Capital Partners II, LLC

Highway 12 Ventures II, Inc.

Mark Solon

Item 2(b)	Address of Principal Business Office or, if none, Residence

Hoff Building

802 West Bannock, 7th Floor

Boise, ID 83702

Item 2(c)	Citizenship

Entities:

Highway 12 Venture Fund II, L.P. - Delaware

Highway 12 Venture Fund II-B, L.P. - Delaware

Highway 12 Capital Partners II, LLC - Delaware

Highway 12 Ventures II, Inc. - Idaho

Individual:

Mark Solon - United States of America

Item 2(d)

Title of Class of Securities

Common Stock, $0.001 par value

Item 2(e)	CUSIP Number

816883102

Item 3

Not applicable.

Item 4	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1

(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person

(b) Percent of class: See Row 11 of cover page for each Reporting Person

CUSIP No. 816883102	Page 8 of 9 Pages

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6

Ownership of More than Five Percent of Another Person

Not applicable.

Item 7

Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8

Identification and Classification of Members of the Group

Not applicable.

Item 9

Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 816883102	Page 9 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2019

HIGHWAY 12 VENTURE FUND II, L.P.

By:	Highway 12 Capital Partners II, LLC
Its:	General Partner

By:	Highway 12 Ventures II, Inc.
Its:	Manager

By:	/s/ Mark Solon
Mark Solon
Managing Partner

HIGHWAY 12 VENTURE FUND II-B, L.P.

By:	Highway 12 Capital Partners II, LLC
Its:	General Partner

By:	Highway 12 Ventures II, Inc.
Its:	Manager

By:	/s/ Mark Solon
Mark Solon
Managing Partner

HIGHWAY 12 CAPITAL PARTNERS II, LLC

By:	Highway 12 Ventures II, Inc.
Its:	Manager

By:	/s/ Mark Solon
Mark Solon
Managing Partner

HIGHWAY 12 VENTURES II, INC.

By:	/s/ Mark Solon
Mark Solon
Managing Partner

/s/ Mark Solon
Mark Solon